IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS
HIGHLIGHTS
-	Third Quarter 2010 Adjusted Earnings Per Diluted Share Increased 128% to $0.15; Nine Month 2010 Adjusted Earnings Per Share Increased 442% to $0.81

-	Company Reports Record Third Quarter Revenues of $51.1 million

-	100 Theatre System Signings in Quarter Leads to Increased Network Growth Outlook
TORONTO — October 28, 2010 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that adjusted net income, which excludes the impact of the change in the value of the Company’s variable stock compensation, increased 151% to $9.8 million, or $0.15 per diluted share, in the third quarter of 2010, compared to adjusted net income of $3.9 million, or $0.06 per diluted share, on the same basis in the third quarter of 2009. Total revenue for the third quarter 2010 increased 17% to $51.1 million, compared to $43.5 million in the third quarter of 2009. Reported net income for the third quarter 2010 increased to $6.7 million, or $0.10 per diluted share, from $1.1 million or $0.02 per diluted share in last year’s third quarter.
“We are very pleased with our third quarter financial results, which exceeded our expectations and demonstrated the operating leverage that can come with our growing theatre network and a diversified film slate,” said IMAX Chief Executive Officer Richard L. Gelfond. “Today, our Company is uniquely positioned at the intersection of the entertainment industry, innovation, and the digital age, which have come together to reinvent the IMAX business in many important ways. We believe the combination of continued consumer enthusiasm for the IMAX brand worldwide, increasing demand from our exhibitor partners and film commitments from studios as far out as 2013 is setting the stage for long-term growth.”
For the nine month period ended September 30, 2010, adjusted net income, as defined above, increased to $53.5 million, or $0.81 per diluted share, compared to adjusted net income of $7.6 million, or $0.15 per share on the same basis last year. Total revenues increased 53% to $179.5 million for the nine month period ended September 30, 2010, compared to $117.0 million for the same period last year. Reported net income for the nine month period increased to $46.6 million, or $0.70 per diluted share, compared to $1.0 million, or $0.02 per share in the same period in 2009. For a reconciliation of adjusted net income to reported net income, please see the end of this press release.
Adjusted EBITDA (as defined by the Company’s credit facility) increased to $17.3 million and $96.5 million for the third quarter 2010 and last twelve months ended September 30, 2010, respectively, from $13.5 million and $40.3 million for the third quarter 2009 and last twelve months ended September 30, 2009, respectively. For a reconciliation to adjusted EBITDA, please see the tables at the end of this press release.
Theatre System Signings
During the third quarter, the Company signed contracts for 100 theatre systems, compared to 13 theatre systems in the third quarter of 2009. Through the first nine months, the Company has signed contracts for 198 theatre systems, compared to 23 theatre systems for the same period in 2009. For a breakdown of system signings by type, please see the back of this press release. IMAX signed contracts for 35 theatre systems during the full year of 2009.
“This quarter not only reflected the strong demand for The IMAX Experience® from moviegoers, but also from exhibitors around the globe,” added Mr. Gelfond. “Our international theatres continue to enjoy significant box office growth, with year-to-date per theatre averages that are tracking 25 percent higher than that of our domestic theatres, even excluding Avatar from our results. This is very encouraging as we continue to expand overseas.”

Third Quarter Segment Results
For the third quarter of 2010, total film revenue increased 68% to $21.0 million, compared to $12.5 million in the third quarter of 2009. Production and IMAX DMR® revenues increased 58% to $12.4 million, compared to $7.8 million in the year ago period. Third quarter DMR revenues were driven by a broader film slate in 2010 versus the same quarter in 2009, as well as by the increased number of IMAX® theatres in operation as compared to a year ago.
Gross box office from DMR titles increased 70% to $97.7 million in the third quarter of 2010, compared to $57.6 million in the third quarter of 2009. The per screen average for IMAX DMR titles in the third quarter increased 26% to $320,500 ($262,500 domestic, $450,800 international) versus $253,900 ($235,300 domestic, $290,600 international) in the third quarter of 2009. For title by title detail, please see the end of this press release.
Mr. Gelfond added, “We experienced another strong quarter of box office growth, lead by Christopher Nolan and Warner Bros. Pictures’ 2D sci-fi actioner, Inception, which grossed over $50 million in IMAX theatres, making it our fourth highest grossing DMR title of all time. The performance of Inception demonstrated how our fans seek out IMAX because it is the best way to experience a movie, whether in 2D or 3D. As we look ahead to the fourth quarter, we are excited about our coming line-up of titles, which includes DreamWorks Animation’s Megamind, part one of Harry Potter and the Deathly Hallows from Warner Bros. and Disney’s TRON: Legacy.”
For the third quarter of 2010, revenue from joint revenue sharing arrangements increased 89% to $6.5 million, compared to $3.4 million in the prior year period, reflecting an increase in the number of joint revenue sharing theatres in operation as well as higher year-over-year gross box office per screen averages. The Company installed 19 systems under joint revenue sharing arrangements in the quarter, versus six in the same quarter last year. As of September 30, 2010, a total of 144 theatres under joint revenue sharing arrangements were in operation, compared to 96 joint revenue sharing theatres as of September 30, 2009. In the third quarter 2010, joint revenue sharing theatres generated gross box office per screen averages of approximately $268,800, a 44% increase compared to $186,500 in last year’s period.
Third quarter IMAX systems revenue decreased 26% to $14.8 million from $20.1 million in the third quarter of 2009, primarily reflecting the installation of three fewer sales-type lease systems versus the year-ago period. The decrease also reflects the lower average revenue recognized per system due to the change in mix of sales-type lease theatres installed this year versus last year. The Company installed and recognized revenue on seven full, new theatre systems with an average value of $1.4 million in the third quarter of 2010, compared to eight full, new systems with an average value of $1.5 million in the third quarter of 2009. The Company also installed three digital upgrades in the third quarter of 2010 compared to five in the same year-ago period.
Third quarter 2010 gross margin increased 38% to $25.9 million from $18.8 million in the third quarter of 2009, and as a percentage of revenues, gross margin increased to 50.8% from 43.2% in the same year-ago period. The increase was largely driven by margin expansion across all of the Company’s key business segments, such as DMR, joint revenue sharing arrangements and sales-type lease systems. Gross margin also benefited from increased distribution margin, which primarily reflects the expanded release of Hubble 3D and content licensing revenues.
Theatre System Installations
During the third quarter 2010, the Company installed a total of 29 theatre systems (including upgrades), compared to a total of 19 system installations (including upgrades) in the third quarter of 2009. For a breakdown of system installation by type, please see the back of this press release.
Theatre System Backlog
As of September 30, 2010, the Company’s backlog consisted of 257 theatre systems, compared to 163 theatre systems in backlog as of September 30, 2009. Included in the 2010 and 2009 system backlog totals were 82 and 61 theatres, respectively, under joint revenue sharing arrangements and 175 and 102 theatres, respectively, under sales and sales-type lease arrangements.
Network Growth
As a result of the significant level of theatre signing activity in the third quarter, the Company is increasing its expectation for theatre network growth. For the fourth quarter of 2010, the Company now expects to install between 22 to 24 joint revenue sharing systems and 15 and 20 new sales-type lease systems (excluding upgrades).
Reflecting the increased level of expected installation activity in the fourth quarter, the Company now expects to install between 81 and 88 new theatres in fiscal 2010, including 49 to 51 under joint revenue sharing arrangements and 32 to 37 under sales and sales-type lease arrangements, which implies year-over-year commercial multiplex network growth of approximately 30 percent. The Company cautions that installations can slip from period to period, usually for reasons beyond its control.

Conference Call
The Company will host a conference call today at 8:30 AM ET to discuss its third quarter 2010 financial results. To access the call via phone, interested parties should dial (866) 321-8231 approximately 10 minutes before it begins. International callers should dial (416) 642-5213. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 9454888. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2010, there were 470 IMAX theatres (348 commercial, 122 institutional) operating in 45 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and investigation by the SEC and the ongoing inquiry by the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Investors: IMAX Corporation, New York Heather Anthony 212-821-0121 hanthony@imax.com	Media: IMAX Corporation, New York Sarah Gormley 212-821-0155 sgormley@imax.com

Business Media: Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com	Entertainment Media: Principal Communications Group, Los Angeles Melissa Zuckerman/Paul Pflug 323-658-1555 melissa@pcommgroup.com paul@pcommgroup.com

Additional Information
Adjusted Net Income
Adjusted net income in third quarter 2010 and third quarter 2009 excludes the impact of the changes in value of the Company’s variable stock compensation. The third quarter of 2010 included a $3.1 million increase in SG&A resulting primarily from the increased value of the Company’s variable stock compensation at the end of the period (primarily driven by the $2.26 increase in the Company’s stock price over the course of the third quarter, which impacts variable stock compensation), as compared to a $2.8 million charge from variable stock compensation in the third quarter of 2009. For a reconciliation of reported net income to adjusted results, please see the tables at the end of this press release.
Gross Box Office from DMR
The primary driver of gross box office in the third quarter was Warner Brothers’ Inception: The IMAX Experience, which has generated approximately $51.9 million in worldwide box office to date ($50.4 million of which was captured in the third quarter), for a domestic per screen average of $160,400 and an international per screen average of $204,300. Disney’s Toy Story 3: An IMAX 3D Experience, which was released in several international territories this quarter, has generated approximately $31.4 million in worldwide box office to date ($10.0 million of which was captured in the third quarter), for a domestic per screen average of $100,900 and an international per screen average of $136,900. Summit Entertainment’s The Twilight Saga: Eclipse: The IMAX Experience has generated approximately $12.6 million in worldwide box office to date ($9.4 million of which was captured in the third quarter), for a domestic per screen average of $60,900 and an international per screen average of $36,800. Sony Pictures’ Resident Evil: Afterlife: An IMAX 3D Experience was released to digital IMAX theatres and has generated approximately $9.8 million in worldwide box office to date ($8.9 million of which was captured in the third quarter), for a domestic per screen average of $30,600 and an international per screen average of $111,400. Fourth quarter 2010 gross box office to date is $12 million, an increase of 17% from the same period last year.
2010 Film Slate
Turning to the 2010 film slate, on October 22nd, Paramount Pictures released Paranormal Activity 2: The IMAX Experience to digital IMAX theatres. The remainder of the Company’s announced 2010 film slate includes:
•	DreamWorks Animation’s Megamind: An IMAX 3D Experience (November 5th)

•	Warner Bros. Pictures’ Harry Potter and the Deathly Hallows: Part I: The IMAX Experience (November 19th)

•	Walt Disney Pictures’ TRON: Legacy: An IMAX 3D Experience (December 17th)
2011 Film Slate
To date, IMAX has announced nine DMR titles to be exhibited in 2011, including:
•	TRON: Legacy: An IMAX 3D Experience (Walt Disney Pictures, continued from 2010)

•	The Green Hornet: An IMAX 3D Experience (Sony Pictures, January 14th)

•	Mars Needs Moms: An IMAX 3D Experience (Walt Disney Pictures, March 11th)

•	Sucker Punch: The IMAX Experience (Walt Disney Pictures, March 25th)

•	Pirates of the Caribbean: On Stranger Tides: An IMAX 3D Experience (Walt Disney Pictures, May 20th)

•	Fast Five: The IMAX Experience (Universal Pictures, June 10th)

•	Cars 2: An IMAX 3D Experience (Walt Disney Pictures, June 24th)

•	Harry Potter and the Deathly Hallows: Part II: An IMAX 3D Experience (Warner Bros. Pictures, July 15th)

•	Happy Feet 2: An IMAX 3D Experience (Warner Bros. Pictures, November 18th)
The Company remains in active negotiations with every studio regarding future titles.
Theatre System Signings
During the third quarter of 2010, the Company signed contracts for 100 theatre systems (30 joint venture systems, 51 sales/sales-type lease systems and 19 digital upgrades), compared to contracts for 13 theatre systems (11 sales/sales-type lease systems and two digital upgrades) in the third quarter of 2009. Through the first nine months of 2010, the Company has signed contracts for 198 theatre systems (67 joint venture systems, 90 sales/sales-type lease systems and 41 digital upgrades), compared to 23 theatre systems (17 sales/sales-type lease systems and six digital upgrades) during the same period in 2009.
Theatre System Installations
In the third quarter of 2010, the Company installed a total of 29 theatre systems (19 joint venture systems, including one digital upgrade; and 10 sales/sales-type lease systems, including three digital upgrades), compared to having installed 19 theatre systems (six joint venture systems, including one digital upgrade; and 13 sales/sales-type lease systems, including five digital upgrades) in the third quarter of 2009. Through the first nine months of 2010, the Company has installed a total of 69 theatre systems (29 joint venture systems, including two digital upgrades; and 40 sales/sales-type lease systems, including 23 digital upgrades), compared to having installed 80 theatre systems (52 joint venture systems, including eight digital upgrades; and 28 sales/sales-type lease systems, including 10 digital upgrades) during the same period in 2009.

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Revenues
Equipment and product sales	$13,539	$18,217	$41,533	$38,714
Services	28,499	19,278	97,522	57,744
Rentals	7,420	4,283	36,623	15,528
Finance income	1,211	1,052	3,372	3,125
Other	400	646	400	1,862

	51,069	43,476	179,450	116,973

Costs and expenses applicable to revenues
Equipment and product sales	6,673	8,727	22,825	19,793
Services	15,776	13,619	47,953	35,583
Rentals	2,691	1,961	7,403	7,293
Other	—	390	—	635

	25,140	24,697	78,181	63,304

Gross margin	25,929	18,779	101,269	53,669
Selling, general and administrative expenses (including share-based compensation expense of $4.1 million and $9.7 million for the three and nine months ended September 30, 2010, respectively (2009 - $3.2 million and $7.8 million, respectively))	16,051	12,756	46,713	35,917
Research and development	1,509	998	3,971	2,731
Amortization of intangibles	106	144	351	424
Receivable provisions, net of recoveries	70	89	436	1,078

Income from operations	8,193	4,792	49,798	13,519
Interest income	77	23	374	49
Interest expense	(374)	(3,094)	(1,561)	(11,592)
Gain (loss) on repurchase of Senior Notes due December 2010	—	(220)	—	224

Income from continuing operations before income taxes	7,896	1,501	48,611	2,200
Provision for income taxes	(1,160)	(344)	(1,991)	(885)

Income from continuing operations	6,736	1,157	46,620	1,315
Loss from discontinued operations	—	(95)	—	(333)

Net Income	$6,736	$1,062	$46,620	$982

Net income per share — Basic:
Net income per share from continuing operations	$0.11	$0.02	$0.73	$0.03
Net income per share from discontinued operations	—	—	—	(0.01)

	$0.11	$0.02	$0.73	$0.02

Net income per share — Diluted:
Net income per share from continuing operations — diluted	$0.10	$0.02	$0.70	$0.03
Net income per share from discontinued operations — diluted	—	—	—	(0.01)

	$0.10	$0.02	$0.70	$0.02

Weighted average number of shares outstanding (000’s):
Basic	63,731	58,390	63,450	49,574
Fully Diluted	66,654	60,710	66,497	50,934

Additional Disclosure:

Depreciation and amortization (1)	$4,812	5,567	$15,508	14,629

(1)	Includes $0.1 million of amortization of deferred financing costs charged to interest expense for the three months ended September 30, 2010 (September 30, 2009 — $0.2 million).

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	As at	As at
	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$45,494	$20,081
Accounts receivable, net of allowance for doubtful accounts of $2,547 (December 31, 2009 — $2,770)	35,700	37,652
Financing receivables	65,476	62,585
Inventories	17,630	10,271
Prepaid expenses	3,153	2,609
Film assets	2,700	3,218
Property, plant and equipment	64,102	54,820
Other assets	10,061	15,140
Goodwill	39,027	39,027
Other intangible assets	2,238	2,142

Total assets	$285,581	$247,545

Liabilities
Bank indebtedness	$21,875	$50,000
Accounts payable	24,837	16,803
Accrued liabilities	66,259	77,853
Deferred revenue	72,152	57,879

Total liabilities	$185,123	$202,535

Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number.
Issued and outstanding — 63,811,797 (December 31, 2009 — 62,831,974)	$287,722	$280,048
Other equity	7,264	6,044
Deficit	(195,368)	(241,988)
Accumulated other comprehensive income	840	906

Total shareholders’ equity	100,458	45,010

Total liabilities and shareholders’ equity	$285,581	$247,545

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars)
(Unaudited)

	Nine Months
	Ended September 30,
	2010	2009
Cash provided by (used in):
Operating Activities
Net income	$46,620	$982
Net loss from discontinued operations	—	333
Items not involving cash:
Depreciation and amortization	15,508	14,629
Write-downs, net of recoveries	982	1,712
Change in deferred income taxes	517	158
Stock and other non-cash compensation	10,116	9,030
Foreign currency exchange gain	(395)	(1,078)
Gain on repurchase of Senior Notes due December 2010	—	(224)
Change in cash surrender value of life insurance	(107)	(306)
Investment in film assets	(7,648)	(6,881)
Changes in other non-cash operating assets and liabilities	(11,892)	(4,687)
Net cash provided by operating activities from discontinued operations	—	(389)

Net cash provided by operating activities	53,701	13,279

Investing Activities
Purchase of property, plant and equipment	(3,898)	(754)
Investment in joint revenue sharing equipment	(6,550)	(18,147)
Investment in new business ventures	(2,167)	—
Cash surrender value of life insurance	7,797	—
Acquisition of other assets	(691)	(561)
Acquisition of other intangible assets	(450)	(208)

Net cash used in investing activities	(5,959)	(19,670)

Financing Activities
Repayment of bank indebtedness	(28,125)	—
Repurchase of Senior Notes Due December 2010	—	(54,692)
Common shares issued — public offerings, net of offering expenses paid	—	130,850
Shelf registration fees paid	—	(150)
Common shares issued — stock options exercised	5,871	3,288

Net cash (used in) provided by financing activities	(22,254)	79,296

Effects of exchange rate changes on cash	(75)	(1,230)

Increase in cash and cash equivalents during the period	25,413	71,675

Cash and cash equivalents, beginning of period	20,081	27,017

Cash and cash equivalents, end of period	$45,494	$98,692

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Revenue
IMAX systems
Sales and sales-type leases	$12,344	$17,639	$35,303	$37,455
Ongoing rent, fees, and finance income	2,502	2,431	7,825	7,406

	14,846	20,070	43,128	44,861

Theater system maintenance	5,274	4,502	15,342	13,295

Joint revenue sharing arrangements	6,484	3,432	33,914	12,532

Film
Production and IMAX DMR	12,377	7,822	50,369	23,658
Distribution	7,137	3,339	14,279	10,075
Post-production	1,529	1,368	6,447	2,755

	21,043	12,529	71,095	36,488

Theater operations	2,182	2,247	11,085	7,961

Other	1,240	696	4,886	1,836

Total	$51,069	$43,476	$179,450	$116,973

Gross margins
IMAX systems(1)
Sales and sales-type leases	$6,885	$9,027	$16,165	$18,504
Ongoing rent, fees, and finance income	2,354	2,163	7,493	6,116

	9,239	11,190	23,658	24,620

Theater system maintenance	2,502	2,109	6,862	6,740

Joint revenue sharing arrangements(1)	4,031	1,749	27,343	6,729

Film
Production and IMAX DMR(1)	7,632	2,840	33,956	12,524
Distribution(1)	2,788	675	4,249	1,664
Post-production	55	211	2,946	906

	10,475	3,726	41,151	15,094

Theater operations	(255)	(176)	1,556	326

Other	(63)	181	699	160

Total	$25,929	$18,779	$101,269	$53,669

(1)	IMAX systems include commission costs of $0.4 million and $1.0 million for the three and nine months ended September 30, 2010, respectively (2009 — $0.8 million and $1.4 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.1 million and $2.4 million for the three and nine months ended September 30, 2010, respectively (2009 — $0.3 million and $2.5 million, respectively). Production and DMR segment margins include marketing costs of $0.6 million and $1.4 million for the three and nine months ended September 30, 2010, respectively (2009 — $0.5 million and $1.1 million, respectively). Distribution segment margins include marketing costs of less than $0.1 million and $0.3 million for the three and nine months ended September 30, 2010, respectively (2009 — $0.2 million and $0.6 million, respectively).

IMAX CORPORATION
OTHER INFORMATION
(in thousands of U.S. dollars)
Credit Facility Requirements:
The Credit Facility provides that so long as the term loan remains outstanding, the Company will be required to maintain: (i) a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1 through December 31, 2010, and (ii) a ratio of funded debt to EBITDA of not more than 1.75:1 thereafter. If the Company repays the term loan in full, it will remain subject to such ratio requirements only if Excess Availability (as defined in the Credit Agreement) is less than $10.0 million or Cash and Excess Availability (as defined in the Credit Agreement) is less than $15.0 million. The ratio of funded debt to EBITDA was 0.23:1 at September 30, 2010, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $21.9 million. EBITDA is calculated as follows:

		12 Months
	3 Months ended	ended
	September 30,	September 30,
	2010	2010(1)
Net earnings	$6,736	$50,659
Add (subtract):
Provision for income taxes	1,160	1,380
Interest expense net of interest income	297	3,390
Depreciation and amortization including film asset amortization	4,726	19,471
Write-downs net of recoveries including asset impairments and receivable provisions	404	1,851
Stock and other non-cash compensation	4,066	20,269
Other, net	(89)	(541)

	$17,300	$96,479

(1)	Ratio of funded debt calculated using twelve months ended EBITDA.
Adjusted Diluted Earnings Per Share Calculation:

	Q3 2010	Q3 2009	YTD 2010	YTD 2009
Net earnings	$6,736	$1,062	$46,620	$982
Add:
Variable stock compensation	3,066	2,847	6,914	6,585

Adjusted net earnings	$9,802	$3,909	$53,534	$7,567

Diluted shares outstanding	66,654	60,710	66,497	50,934

Adjusted earnings per share	$0.15	$0.06	$0.81	$0.15